Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports 2023 Results

Terre Haute, Indiana, January 30, 2024 – First Financial Corporation (NASDAQ:THFF) today announced results for the fourth quarter of 2023.

●	Net income was $12.4 million compared to the $16.5 million reported for the same period of 2022;
●	Diluted net income per common share of $1.06 compared to $1.37 for the same period of 2022;
●	Return on average assets was 1.05% compared to 1.34% for the three months ended December 31, 2022;
●	Credit loss provision was $2.5 million compared to provision of $2.7 million for the fourth quarter 2022; and
●	Pre-tax, pre-provision net income was $16.6 million compared to $21.7 million for the same period in 2022.[1]

The Corporation further reported results for the year ended December 31, 2023:

●	Net income was $60.7 million compared to the $71.1 million reported for the same period of 2022, which included the proceeds of a legal settlement and pandemic related reserve releases, both of which were non-recurring events;
●	Diluted net income per common share of $5.08 compared to $5.82 for the same period of 2022;
●	Return on average assets was 1.26% compared to 1.41% for the twelve months ended December 31, 2022;
●	Credit loss provision was $7.3 million compared to negative provision of $2.0 million for the twelve months ended December 31, 2022; and
●	Pre-tax, pre-provision net income was $79.7 million compared to $84.9 million for the same period in 2022.[1]

1 Non-GAAP financial measure that Management believes is useful for investors and management to understand pre-tax profitability before giving effect to credit loss expense and to provide additional perspective on the Corporation’s performance over time as well as comparison to the Corporation’s peers and evaluating the financial results of the Corporation – please refer to the Non GAAP reconciliations contained in this release.

Average Total Loans

Average total loans for the fourth quarter of 2023 were $3.13 billion versus $3.02 billion for the comparable period in 2022, an increase of $117 million or 3.89%.

Total Loans Outstanding

Total loans outstanding as of December 31, 2023, were $3.17 billion compared to $3.07 billion as of December 31, 2022, an increase of $100 million or 3.27%, primarily driven by increases in Commercial Construction and Development, Commercial Real Estate, and Consumer Auto loans.

“We are pleased with our fourth quarter results, as we experienced another quarter of loan growth in a challenging environment. Our credit quality remains stable, and disciplined approach to expense management is constant,” said Norman D. Lowery, President and Chief Executive Officer. “During the quarter we were pleased to announce the signing of a definitive agreement with SimplyBank, which expands our presence into new attractive MSAs in the Tennessee market.”

Average Total Deposits

Average total deposits for the quarter ended December 31, 2023, were $4.05 billion versus $4.38 billion as of December 31, 2022. On a linked quarter basis, average deposits increased $50.7 million, or 1.27% from $4.00 billion as of September 30, 2023.

Total Deposits

Total deposits were $4.09 billion as of December 31, 2023, compared to $4.37 billion as of December 31, 2022.

Shareholder Equity

Shareholder equity at December 31, 2023, was $526.6 million compared to $475.3 million on December 31, 2022. Overall accumulated other comprehensive income/(loss) (“AOCI”) on investments available for sale increased $10.9 million in comparison to December 31, 2022, and increased $47.4 million in comparison to September 30, 2023. During the quarter, there were no share repurchases. An additional 518,860 shares remains under the current repurchase authorization. The Corporation also declared a $0.45 quarterly dividend during the quarter.

Book Value Per Share

Book Value per share was $44.64 as of December 31, 2023, compared to $39.44 as of December 31, 2022, an increase of 13.20%.

Tangible Common Equity to Tangible Asset Ratio

The Corporation’s tangible common equity to tangible asset ratio was 9.12% at December 31, 2023, compared to 7.79% at December 31, 2022.

Net Interest Income

Net interest income for the fourth quarter of 2023 was $39.6 million, compared to $43.7 million reported for the same period of 2022, a decrease of $4.1 million or 9.32%.

Net Interest Margin

The net interest margin for the quarter ended December 31, 2023, was 3.63% compared to the 3.81% reported at December 31, 2022, an decrease of 17 basis points or 4.55%.

Nonperforming Loans

Nonperforming loans as of December 31, 2023, were $24.6 million versus $9.6 million as of December 31, 2022. The ratio of nonperforming loans to total loans and leases was 0.78% as of December 31, 2023, versus 0.31% as of December 31, 2022. The increase in nonperforming loans is due to a commercial relationship that was downgraded during the quarter.

Credit Loss Provision

The provision for credit losses for the three months ended December 31, 2023, was $2.5 million, compared to $2.7 million for the fourth quarter 2022.

Net Charge-Offs

In the fourth quarter of 2023 net charge-offs were $1.76 million compared to $2.44 million in the same period of 2022.

Allowance for Credit Losses

The Corporation’s allowance for credit losses as of December 31, 2023, was $39.8 million compared to $39.8 million as of December 31, 2022. The allowance for credit losses as a percent of total loans was 1.26% as of December 31, 2023, compared to

1.30% as of December 31, 2022. On a linked quarter basis, the allowance for credit losses as a percent of total loans increased 1 basis point from 1.25% as of September 30, 2023.

Non-Interest Income

Non-interest income for the three months ended December 31, 2023 and 2022 was $11.2 million and $10.6 million, respectively, an increase of $679 thousand or 6.43%.

Non-Interest Expense

Non-interest expense for the three months ended December 31, 2023, was $34.2 million compared to $32.5 million in 2022.

Efficiency Ratio

The Corporation’s efficiency ratio was 65.62% for the quarter ending December 31, 2023, versus 58.78% for the same period in 2022.

Income Taxes

Income tax expense for the three months ended December 31, 2023, was $1.7 million versus $2.5 million for the same period in 2022. The effective tax rate for 2023 was 16.31% compared to 18.97% for 2022. The decrease in effective tax rate is due to a $1 million increase in tax credit investments, as well as an increase in tax exempt interest income compared to December 31, 2022.

About First Financial Corporation

First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. First Financial Bank N.A., the fifth oldest national bank in the United States, operates 70 banking centers in Illinois, Indiana, Kentucky and Tennessee. Additional information is available at www.first-online.bank.

Investor Contact:

Rodger A. McHargue

Chief Financial Officer

P: 812-238-6334

E: rmchargue@first-online.com

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
END OF PERIOD BALANCES
Assets	$4,851,146	$4,784,806	$4,989,281	$4,851,146	$4,989,281
Deposits	$4,090,068	$4,040,995	$4,368,871	$4,090,068	$4,368,871
Loans, including net deferred loan costs	$3,167,821	$3,117,626	$3,067,438	$3,167,821	$3,067,438
Allowance for Credit Losses	$39,767	$39,034	$39,779	$39,767	$39,779
Total Equity	$527,976	$470,168	$475,293	$527,976	$475,293
Tangible Common Equity (a)	$435,405	$377,367	$381,594	$435,405	$381,594

AVERAGE BALANCES
Total Assets	$4,725,297	$4,814,251	$4,930,611	$4,802,448	$5,043,987
Earning Assets	$4,485,766	$4,575,996	$4,690,594	$4,564,135	$4,800,481
Investments	$1,279,821	$1,351,433	$1,393,753	$1,358,661	$1,432,681
Loans	$3,133,267	$3,147,317	$3,015,903	$3,111,784	$2,884,053
Total Deposits	$4,050,968	$4,000,302	$4,383,505	$4,106,132	$4,408,510
Interest-Bearing Deposits	$3,291,931	$3,222,633	$3,509,416	$3,304,816	$3,517,468
Interest-Bearing Liabilities	$206,778	$309,948	$84,210	$199,551	$97,134
Total Equity	$463,004	$493,764	$438,767	$486,572	$494,837

INCOME STATEMENT DATA
Net Interest Income	$39,590	$41,150	$43,658	$167,262	$165,042
Net Interest Income Fully Tax Equivalent (b)	$40,942	$42,539	$44,724	$172,716	$169,699
Provision for Credit Losses	$2,495	$1,200	$2,725	$7,295	$(2,025)
Non-interest Income	$11,247	$11,627	$10,568	$42,702	$46,716
Non-interest Expense	$34,244	$32,265	$32,501	$130,176	$126,023
Net Income	$12,420	$16,285	$16,521	$60,672	$71,109

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.06	$1.37	$1.37	$5.08	$5.82
Cash Dividends Declared Per Common Share	$0.45	$—	$0.74	$0.99	$1.28
Book Value Per Common Share	$44.76	$40.00	$39.44	$44.76	$39.44
Tangible Book Value Per Common Share (c)	$31.47	$33.69	$28.67	$36.91	$31.66
Basic Weighted Average Common Shares Outstanding	11,772	11,901	12,037	11,937	12,211

(a)Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder’s equity.
(b)Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c)Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder’s equity.

Key Ratios	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Return on average assets	1.05%	1.35%	1.34%	1.26%	1.41%
Return on average common shareholder's equity	10.73%	13.19%	15.06%	12.47%	14.37%
Efficiency ratio	65.62%	59.57%	58.78%	60.43%	58.23%
Average equity to average assets	9.80%	10.26%	8.90%	10.13%	9.81%
Net interest margin (a)	3.63%	3.74%	3.81%	3.78%	3.54%
Net charge-offs to average loans and leases	0.22%	0.24%	0.32%	0.23%	0.23%
Credit loss reserve to loans and leases	1.26%	1.25%	1.30%	1.26%	1.30%
Credit loss reserve to nonperforming loans	161.94%	310.19%	414.36%	161.94%	414.36%
Nonperforming loans to loans and leases	0.78%	0.40%	0.31%	0.78%	0.31%
Tier 1 leverage	12.14%	11.72%	10.78%	12.14%	10.78%
Risk-based capital - Tier 1	14.76%	14.61%	13.58%	14.76%	13.58%

(a)	Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Accruing loans and leases past due 30-89 days	$20,168	$15,961	$28,875	$20,168	$28,875
Accruing loans and leases past due 90 days or more	$960	$1,370	$1,119	$960	$1,119
Nonaccrual loans and leases	$23,596	$11,214	$8,481	$23,596	$8,481
Other real estate owned	$107	$63	$337	$107	$337
Nonperforming loans and other real estate owned	$24,663	$12,647	$9,937	$24,663	$9,937
Total nonperforming assets	$27,665	$15,671	$12,923	$27,665	$12,923
Gross charge-offs	$3,976	$3,601	$4,388	$15,496	$15,706
Recoveries	$2,213	$1,528	$1,947	$8,188	$9,205
Net charge-offs/(recoveries)	$1,763	$2,073	$2,441	$7,308	$6,501

Non-GAAP Reconciliations	Three Months Ended December 31,
	2023	2022
($in thousands, except EPS)
Income before Income Taxes	$14,098	$19,000
Provision for credit losses	2,495	2,725
Provision for unfunded commitments	—	—
Pre-tax, Pre-provision Income	$16,593	$21,725

Non-GAAP Reconciliations	Year Ended December 31,
	2023	2022
($ in thousands, except EPS)
Income before Income Taxes	$72,493	$87,760
Provision for credit losses	7,295	(2,025)
Provision for unfunded commitments	(100)	(850)
Pre-tax, Pre-provision Income	$79,688	$84,885

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	December 31,	December 31,
	2023	2022

	(unaudited)
ASSETS
Cash and due from banks	$76,759	$222,517
Federal funds sold	282	9,374
Securities available-for-sale	1,259,137	1,330,481
Loans:
Commercial	1,817,526	1,798,260
Residential	695,788	673,464
Consumer	646,758	588,539
	3,160,072	3,060,263
(Less) plus:
Net deferred loan costs	7,749	7,175
Allowance for credit losses	(39,767)	(39,779)
	3,128,054	3,027,659
Restricted stock	15,364	15,378
Accrued interest receivable	24,877	21,288
Premises and equipment, net	67,286	66,147
Bank-owned life insurance	114,122	115,704
Goodwill	86,985	86,985
Other intangible assets	5,586	6,714
Other real estate owned	107	337
Other assets	72,587	86,697
TOTAL ASSETS	$4,851,146	$4,989,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$750,335	$857,920
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	92,921	50,608
Other interest-bearing deposits	3,246,812	3,460,343
	4,090,068	4,368,871
Short-term borrowings	67,221	70,875
FHLB advances	108,577	9,589
Other liabilities	57,304	64,653
TOTAL LIABILITIES	4,323,170	4,513,988

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,137,220 in 2023 and 16,114,992 in 2022
Outstanding shares-11,795,024 in 2023 and 12,051,964 in 2022	2,014	2,012
Additional paid-in capital	144,152	143,185
Retained earnings	663,726	614,829
Accumulated other comprehensive income/(loss)	(127,087)	(139,974)
Less: Treasury shares at cost-4,342,196 in 2023 and 4,063,028 in 2022	(154,829)	(144,759)
TOTAL SHAREHOLDERS’ EQUITY	527,976	475,293
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,851,146	$4,989,281

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollar amounts in thousands, except per share data)

	Year Ended
	December 31,
	2023	2022	2021

	(unaudited)
INTEREST INCOME:
Loans, including related fees	$189,641	$146,295	$128,000
Securities:
Taxable	24,643	21,014	13,110
Tax-exempt	10,573	9,974	8,762
Other	3,540	6,018	2,326
TOTAL INTEREST INCOME	228,397	183,301	152,198
INTEREST EXPENSE:
Deposits	51,694	16,743	8,158
Short-term borrowings	5,370	1,243	387
Other borrowings	4,071	273	252
TOTAL INTEREST EXPENSE	61,135	18,259	8,797
NET INTEREST INCOME	167,262	165,042	143,401
Provision for credit losses	7,295	(2,025)	2,466
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	159,967	167,067	140,935
NON-INTEREST INCOME:
Trust and financial services	5,155	5,155	5,255
Service charges and fees on deposit accounts	28,079	27,540	24,700
Other service charges and fees	801	665	1,163
Securities gains (losses), net	(1)	3	114
Interchange income	676	559	438
Loan servicing fees	1,176	1,554	1,849
Gain on sales of mortgage loans	966	1,994	5,003
Other	5,850	9,246	3,562
TOTAL NON-INTEREST INCOME	42,702	46,716	42,084
NON-INTEREST EXPENSE:
Salaries and employee benefits	68,525	65,555	64,474
Occupancy expense	9,351	9,764	8,774
Equipment expense	14,020	12,391	10,174
FDIC Expense	2,907	2,327	1,294
Other	35,373	35,986	32,690
TOTAL NON-INTEREST EXPENSE	130,176	126,023	117,406
INCOME BEFORE INCOME TAXES	72,493	87,760	65,613
Provision for income taxes	11,821	16,651	12,626
NET INCOME	60,672	71,109	52,987
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	10,896	(144,570)	(18,488)
Change in funded status of post retirement benefits, net of taxes	1,991	7,022	6,298
COMPREHENSIVE INCOME (LOSS)	$73,559	$(66,439)	$40,797
PER SHARE DATA
Basic and Diluted Earnings per Share	$5.08	$5.82	$4.02
Weighted average number of shares outstanding (in thousands)	11,937	12,211	13,190